EXHIBIT 10.2
ASHFORD INC.
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
March 31, 2026
Braemar Hotels & Resorts Inc.            VIA HAND DELIVERY AND EMAIL
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: Chief Executive Officer
Email: rstockton@ashfordinc.com
Re: Notice of Exercise of Extension of Term under Fifth Amended and Restated Advisory Agreement, as amended
Mr. Stockton:
Ashford Inc., a Maryland corporation, and Ashford Hospitality Advisors LLC, a Delaware limited liability company (together, the “Advisor”), hereby provide written notice to Braemar Hotels & Resorts Inc., Braemar Hospitality Limited Partnership, and Braemar TRS Corporation (collectively, “Braemar” or the “Company”) of the Advisor’s election to extend the term of that certain Fifth Amended and Restated Advisory Agreement, dated as of April 23, 2018, as amended (the “Advisory Agreement”).
This notice is delivered pursuant to Section 12.2 of the Advisory Agreement, which grants the Advisor the right to extend the Agreement for up to seven successive additional ten-year terms upon written notice to the Company given at least 210 days prior to the expiration of the then current term, on the same terms and conditions, subject to the rights of the parties under Section 6.6. The initial term of the Advisory Agreement expires on January 24, 2027. Accordingly, the Advisor hereby exercises its right to extend the Advisory Agreement for the next successive ten-year term, which will commence immediately upon the expiration of the current term and continue through January 24, 2037, on the same terms and conditions set forth in the Advisory Agreement, subject to Section 6.6.
For the avoidance of doubt, this notice is timely and effective under Section 12.2, and all terms, conditions, rights, and obligations under the Advisory Agreement will remain in full force and effect during the extended term, subject to the Parties’ rights under Section 6.6 of the Advisory Agreement. This notice is delivered in accordance with the notice provisions set forth in Section 13 of the Advisory Agreement.
For the further avoidance of doubt, nothing in this notice shall abrogate, modify, limit, waive, or otherwise affect in any way the rights, obligations, or agreements of the parties under (i) that certain Letter Agreement, dated as of August 26, 2025, by and among the Company and Advisor (the “Letter Agreement”), or (ii) that certain Amendment to Letter Agreement, dated as of December 22, 2025, by and among the Company and Advisor (the “Amendment”), each of which shall remain in full force and effect in accordance with their respective terms, notwithstanding the exercise of the extension right set forth herein.

Please direct any questions regarding this notice to the undersigned.
Sincerely,
Ashford Hospitality Advisors LLC
By: /s/ Jim Plohg
Name: Jim Plohg
Title: Executive Vice President
Ashford Inc.
By: /s/ Jim Plohg
Name: Jim Plohg
Title: Executive Vice President
cc: Braemar Hotels & Resorts Inc.
14185 Dallas Parkway, Suite 1200
Dallas, TX 75254
Attention: General Counsel

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